EXHIBIT 10.1

BODY AND MIND INC.

750 – 1095 West Pender Street

Vancouver, BC

V6E 2M6

November 28, 2018

Attention: David Barakett

Dear Mr. Barakett:

Re: Acquisition of Green Light District Holdings, Inc.

The purpose of this binding interim agreement (the “Agreement”) between Body and Mind Inc. (“BAM”), Green Light District Holdings Inc. (“GLDH”) and David Barakett (“Barakett”) (collectively, the “Parties”) is to outline the terms of a transaction whereby BAM would acquire 100% of the issued and outstanding common shares of GLDH in connection with the issuance of convertible notes (the “Transaction”).

The matters described in this Agreement are intended to be binding on each of the Parties, and this Agreement constitutes a complete statement of the matters described herein. Upon the execution of this Agreement by the Parties, the matters described herein will constitute legally binding and enforceable covenants and agreements of the Parties, which are given in consideration of the premises and mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges. All figures are in United States Dollars unless otherwise stated.

1. Definitive Agreement

1.1 The Parties agree to negotiate in good faith toward the execution and delivery of a definitive agreement or such similar form of transaction agreement, as applicable (the “Definitive Agreement”), within fourteen (14) days of the execution and delivery of this Agreement by the Parties (the “Outside Date”) and to apply for and obtain all necessary acceptances, consents, approvals and orders, including without limitation, shareholder approvals, consents and approvals of securities regulatory authorities and any other relevant governmental agency or similar regulatory authority or other entity, as legal counsel for the Parties may advise are necessary or desirable for the closing of the Transaction (the ”Closing”) on or before the date of Closing (the “Closing Date”). The Definitive Agreement will incorporate the terms and conditions of this Agreement and such other terms and conditions as may be agreed to by the Parties, and will contain representations, warranties and covenants customary for a transaction of the nature and type contemplated herein; provided that, until the Definitive Agreement is executed and delivered, this Agreement will exist and continue in full force and effect, unless terminated in accordance with the terms set out herein.

2. The Parties

2.1 BAM is a public company incorporated under the laws of Nevada. The common shares of BAM (the “BAM Common Shares”) are currently listed on the Canadian Securities Exchange (“CSE”).

2.2 GLDH is a private company incorporated under the laws of Delaware and holds a number of subsidiaries and assets relating to the production and sale of cannabis listed in Schedule A attached hereto (the “GLDH Assets”). The common shares of GLDH (the “GLDH Common Shares”) are not currently listed on any stock exchange.

2.3 Upon signing definitive agreements as set forth in that certain mediation term sheet dated November 15, 2018 (the “Settlement Agreement”) attached hereto as Schedule “B”, Barakett will own at least 89.75% of the issued and outstanding GLDH Common Shares (the “Barakett Shares”). Barakett intends to acquire the remaining 10.25% of the issued and outstanding GLDH Common Shares prior to the Closing, and in such event, such shares shall be included within the Barakett Shares.

3. The Transaction

3.1 Subject to the terms and conditions herein, GLDH shall issue senior secured convertible notes (the “Notes”) to BAM in the aggregate amount of $5,200,000 (the “Principal Amount”) for an aggregate purchase price of $5,200,000 (the “Purchase Price”). The Notes shall be secured with a General Security Agreement and UCC-1 Financing Statement in all U.S. states where GLDH has assets.

3.2 The Principal Amount outstanding shall bear interest from the date of issuance of the Notes (the “Issue Date”) on the unpaid Principal Amount at a rate equal to 20% per annum (the “Interest”). The entire Principal Amount and all other monies which may from time to time be owing hereunder or pursuant to the Notes shall be repayable to BAM two (2) years from the Issue Date unless converted by BAM in accordance with Section 3.3.

3.3 The Principal Amount and accrued Interest shall, at the sole discretion of BAM be convertible (“Conversion”) into the Barakett Shares, resulting in BAM acquiring 100% of the Barakett Shares (the “Acquired Shares”), and any additional shares acquired by Barakett.

3.4 Barakett shall provide a personal guarantee to BAM for the Notes.

3.5 Upon execution of this Agreement, BAM shall advance funds to GLDH (“Bam AP Advance”) via additional loan to cover the payables which is estimated at $300,000 which shall be repaid to BAM from the Dividend Purchase Price set forth in Section 6.

3.6 Trip Hoffman, from BAM, will be appointed to an executive role at GLDH and will be a signatory on all payments made from GLDH.

4. Use of Proceeds

4.1 The Purchase Price will only be used by GLDH as follows, unless otherwise agreed to in writing by BAM:

(a)	$3,400,000 will be used to satisfy the “Note Payoff Amount” as referenced in that certain mediation term sheet dated November 15, 2018 (the “Settlement Agreement”) attached hereto as Schedule B;

(b)	$450,000 will be used to terminate the “ongoing Warrant rights in GLDH”, as defined in the Settlement Agreement, currently held by Guapo Capital Group LLC;

(c)	$1,300,000 will be used to purchase all the rights and interests in the “Pollo location” as defined in the Settlement Agreement from SJK Services LLC; and

(d)	$50,000 will be applied to working capital of GLDH.

5. Earn-Out Shares

5.1 As further consideration for the Note, BAM shall issue to Barakett, BAM Common Shares (the “Earn Out Shares”) based on the CSE listed 5 day VWAP of BAM’s shares and at the USD / CAD exchange rate at closing on November 27, 2018. Barakett will be eligible to receive Earn Out Shares for a period of 12 months, or 365 days from the opening of the San Diego dispensary. BAM Common Shares had a 5 day VWAP of CAD $0.7439 and USD / CAD exchange rate of 1.3296. BAM agrees to issue up to a maximum consideration of $6,297,580 or CAD $8,373,263, payable in shares, to a maximum of 11,255,899 shares. The Earn Out Shares will be issued on the following basis:

(a)	upon GLDH obtaining all of (i) the Long Beach Recreational License; (ii) the San Diego Medical License; (iii) the San Diego Recreational License; and (iv) the San Diego State License (“Milestone I”), the issuance of Earn Out Shares to Barakett totalling 5,627,950 shares (or 50% of the total Earn Out Shares);

(b)	upon GLDH achieving total attributable revenues of at least $3,300,000 over a period of three consecutive months from each of the Long Beach dispensary, the San Diego dispensary and Las Vegas Showgrow (“Milestone II”), the issuance of Earn Out Shares to Barakett totalling 4,502,360 (40%); and

(c)	prior to the completion of Milestone I and Milestone II, and upon completion of a certain audit (the “Audit”) showing no taxes outstanding or any unknown material liabilities for GLDH, the issuance of Earn Out Shares to Barakett totalling 1,125,589 shares (10%).

6. Dividend

6.1 GLDH believes it is entitled to receive a dividend and Barakett is entitled to receive loan repayment from Showgrow Nevada in an amount not less than $1,300,000 (collectively the “Dividend Purchase Price”). The Dividend Purchase Price will be treated in the following manner:

(a)	Barakett will be limited to receiving $150,000 upon receipt of the Dividend Purchase Price and will entitled the remaining balance of the Dividend Purchase Price after:

(i)	Applicable taxes pertaining to the Dividend Purchase Price have been withheld by GLDH; and

(ii)	The BAM AP Advance is repaid in full; and

(iii)	Audit is complete; and

(iv)	Half of the professional fees and audit costs of the restructuring is deducted; and

(v)	Any costs beyond the BAM AP Advance, not disclosed at closing, are paid in full.

7. Employment Agreement

7.1 BAM agrees to enter into an employment agreement at the Closing with Barakett, with the terms of such employment agreement to be negotiated by the Parties acting reasonably.

8. Board of Directors

8.1 In connection with the Transaction, and after receiving satisfactory audit results, but in no event later than twelve (12) weeks following the Closing, Barakett will be entitled to nominate one person to occupy a seat on the board of directors of BAM.

9. Advisory Fee

9.1 Pursuant to the Transaction the Parties acknowledge that BAM shall pay an advisory fee to Canaccord Genuity Corp. in the form of cash or equity or a combination of both in accordance with CSE policies.

10. Representations and Warranties

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other party, that:

(a)	such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation;

(b)	such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement;

(c)	this Agreement will constitute the legal, valid and binding obligations of such party; and

(d)

neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

10.2 Representations and Warranties of Barakett. Barakett represents and warrants to BAM that, to the best of his knowledge after reasonable inquiry:

(a)	he is the registered and beneficial owner of the Barakett Shares, has good and marketable title to the Barakett Shares, and holds the Barakett Shares free of all encumbrances and upon completion of the transactions contemplated by this Agreement, BAM will have good and valid title to the Barakett Shares, free and clear of all encumbrances;

(b)	the Settlement Agreement is in good standing, is in full force and effect and is enforceable by Barakett in accordance with its terms in all material respects;

(c)	except as disclosed to BAM, GLDH owns and possess and has good and marketable title to the GLDH Assets, and on Closing the GLDH Assets will be free and clear of all liens, charges, mortgages, pledges, security interests, encumbrances, or other claims whatsoever;

(d)	except for BAM’s right under this Agreement, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Barakett Shares;

(e)	GLDH is in good standing with respect to the filing of all tax returns required under applicable law;

(f)	GLDH has legal title to the ShowGrow brand and is in possession of federal trademarks;

(g)	GLDH has obtained the additional 17% voting interest in the San Diego dispensary, totalling 60% total voting control; and

(h)	Barakett has disclosed all material agreements in GLDH.

(i)	GLDH has obtained ROFR waivers from the owners of San Diego dispensary.

11. Conditions Precedents

11.1 Mutual Conditions Precedents. The obligations of the Parties hereto to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before Closing of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties hereto:

(a)	no applicable law shall be in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or enjoins the Parties hereto from consummating this Agreement, and the transactions contemplated herein;

(b)	the Settlement Agreement being in good standing, in full force and effect and enforceable by Barakett in accordance with its terms in all material respects; and

(c)	all required third party consents and regulatory approvals shall have been obtained and remain in force at the time of Closing.

(d)	Barakett agrees to act in good faith and provide reasonable efforts to remedy events that arise through his own fault.

12. Covenants and Agreements

12.1 Confidentiality. All of the information, records, books and data to which each Party and/or their respective representatives are given access as set forth above including, but not limited to, that which relates to the terms of any draft of the Definitive Agreement and the terms, conditions and existence of this Agreement and all discussions between the Parties (the “Confidential Information”), will be used by such Party solely for the purpose of analyzing the Transaction and the Parties hereto and will be treated on a confidential basis. Each of the Parties covenants to each other that they will not at any time, other than in accordance with the terms of this Agreement, disclose the Confidential Information of the other to any person or entity without the prior written approval of the disclosing Party, or use any such Confidential Information for any purpose, other than for the specific purpose of evaluating and negotiating the terms of the Transaction, unless specifically pre-approved in writing by the disclosing Party, subject to required disclosure to regulatory authorities and as otherwise required by the rules of any stock exchange which may be applicable. None of the Parties will make any public announcement concerning the Transaction or related negotiations without the other Parties’ prior written approval (such approval not to be unreasonably withheld), except as may be required by law or the policies of any stock exchange in circumstances where prior consultation with the other Party is not practicable and a copy of such announcement is provided to the other Party.

12.2 Transaction Fees and Expenses. Each of the Parties hereto agree that, whether or not the Transaction outlined herein are consummated, it will pay its own and its representatives fees and expenses, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, and the Definitive Agreement and any other agreements, documents, opinions or valuations contemplated thereby

12.3 Publicity. BAM, GLDH and Barakett shall not, without the prior written consent of the other Party, make any public announcement concerning the nature, existence or content of this Agreement, the content and status of any discussion between BAM, GLDH and Barakett, or any other documents or communications concerning the Transaction unless such disclosure is required by applicable law or stock exchange rules or policies (in which case the Party so advised will promptly notify the other Parties.

12.4 Good Faith. From and after the date of this Agreement, the Parties will negotiate in a timely manner and in good faith to settle terms of the Definitive Agreement. Such agreement will contain normal and usual representations, warranties, covenants and conditions as applicable to similar commercial transactions in Canada. BAM will not instigate negotiations for a similar transaction with a third party. The Parties will work in good faith to assure timely receipt of all approvals referred to in the Conditions Precedent and will provide access to all documents, records and individuals reasonably necessary for each Party to complete its due diligence investigations.

12.5 Normal Course. Except as contemplated herein, GLDH and Barakett shall continue to conduct their businesses and affairs in the ordinary and normal course and agree not to enter into or terminate any material contracts or transactions or to incur any liabilities, other than in the ordinary course, with respect to their respective business, without first obtaining the prior written consent of BAM.

13. Further Assurances

13.1 Each Party shall from time to time promptly execute and deliver and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

14. Termination

14.1 Except as otherwise provided, this Agreement shall terminate upon the written agreement of the Parties.

14.2 All obligations of the Parties which expressly or by their nature survive termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding termination of this Agreement until they are fully satisfied or by their nature expire. No Party shall by reason of termination of this Agreement be relieved of any obligation or liability towards any other party accrued under this Agreement before termination, and all those obligations and liabilities shall remain enforceable until they are fully satisfied by their nature expire.

15. Time is of the Essence

15.1 Time is of the essence of this Agreement.

16. Assignment

16.1 Neither Party may assign their rights or obligations under this Agreement without the prior written consent of the other Party acting reasonably.

17. Counterparts

17.1 This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

18. Governing Law

18.1 This Agreement will be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date set out above

BODY AND MIND INC.

Per:	/s/ Leonard Clough
Authorized Signatory

GREEN LIGHT HOLDINGS INC.

Per:	/s/ David Barakett
Authorized Signatory

DAVID BARAKETT

Per:	/s/ David Barakett
Authorized Signatory

SCHEDULE “A”

GLDH ASSETS

Location	License Status
3411 E. Anaheim, Long Beach “ShowGrow Long Beach”

Local License #MJ21704932 issued for medicinal sales.

Adult-use sales application awaiting approval.

State

Medicinal Temp License M10-18-0000275-TEMP

Adult-use application submittal pending local application submission and approval.

4850 S. Fort Apache, Las Vegas “ShowGrow Las Vegas”	State of Nevada Medical Marijuana Dispensary Registration Certificate #30914996098749071147 Expires 6/30/2019 State of Nevada Retail Marijuana Store License #21647298952036123142 Expires 6/30/2019
7625 Carroll Rd., San Diego	Conditional Use Permit – approved through planning staff; awaiting approval from planning commission

Trademark ShowGrow, Serial No. 87975172 and Serial No. 87058685

AFFILIATED MANAGEMENT ENTITIES – 100% owned by Green Light

(to be restructured)

SG Logistics, LLC

Green Light District Management, LLC

Green Light Security, LLC

Green Light Staffing, LLC

Green Light District Leasing, LLC

SCHEDULE “B”

SETTLEMENT AGREEMENT

[see attached]